Exhibit 99.1

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg Vice Chairman (951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2020 SECOND QUARTER FINANCIAL RESULTS,

INCLUDING AN update on THE impact of THE covid-19 pandemic

-- Second Quarter Net Sales of $1.09 billion --

-- Second Quarter Net Income increases 6.5 percent to $311.4 million --

-- Second Quarter Net Income per diluted share increases 9.9 percent to $0.59 per share --

Corona, CA – August 4, 2020 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and six-months ended June 30, 2020, including an update on the impact of the COVID-19 pandemic.

COVID-19 Pandemic

The Company’s top priority continues to be the health, safety and well-being of its employees. Early in March 2020, the Company implemented global travel restrictions and work-from-home policies for employees who are able to work remotely. For those employees who are unable to work remotely, safety precautions have been instituted, which were developed and adopted in line with guidance from public health authorities and professional consultants. The Company’s flavor manufacturing facilities, its co-packers, warehouses and shipment facilities, are all operating. Certain of the Company’s bottlers/distributors have implemented modifications to their call points and service levels, but generally the Company’s products remain available to consumers. In limited countries the operations of its bottlers/distributors have been more affected.

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Monster Beverage Corporation

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The Company’s second quarter net and gross sales were adversely impacted by the COVID-19 pandemic, in part due to certain of the Company’s bottlers/distributors reducing their inventory levels. However, the Company experienced a sequential improvement in sales in the latter half of the quarter as certain countries and states began to gradually re-open. Since mid-March 2020, the Company has seen a shift in consumer channel preferences and package configurations, including an increase in at-home consumption and a decrease in immediate consumption. The Company’s sales in the second quarter of 2020 were initially adversely affected as a result of a decrease in foot traffic in the convenience and gas channel (which is the Company’s largest channel) but improved sequentially throughout the quarter. The Company’s e-commerce, club store, mass merchandiser and grocery and related business continued to increase in the quarter while its food service on-premise business, which is a small channel for the Company, remained challenged.

Currently, the Company does not foresee a material impact on the ability of its co-packers to manufacture and its bottlers/distributors to distribute its products as a result of the COVID-19 pandemic. In addition, the Company is not experiencing raw material or finished product shortages in its supply chain.

As of June 30, 2020, the Company had $921.3 million in cash and cash equivalents, $250.8 million in short-term investments and $2.1 million in long-term investments. Based on currently available information, the Company does not expect the COVID-19 pandemic to have a material impact on its liquidity.

Second Quarter Results

Net sales for the 2020 second quarter were $1.09 billion compared with $1.10 billion in the same period last year. Gross sales for the 2020 second quarter were $1.27 billion as compared to $1.29 billion in the same period last year. The COVID-19 pandemic had an adverse impact on net and gross sales for the three-months ended June 30, 2020. The COVID-19 pandemic’s impact was more pronounced in EMEA during the 2020 second quarter, particularly in the Strategic Brands segment. Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the 2020 second quarter of $18.2 million and $21.6 million, respectively.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks and Reign Total Body Fuel® high performance energy drinks increased 0.8 percent to $1.03 billion for the 2020 second quarter, from $1.02 billion for the 2019 second quarter. The COVID-19 pandemic had an adverse impact on net sales of the Company’s Monster Energy® Drinks segment for the three-months ended June 30, 2020. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $16.8 million for the 2020 second quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, decreased 24.7 percent to $59.6 million for the 2020 second quarter, from $79.1 million in the 2019 second quarter. The COVID-19 pandemic had a material adverse impact on net sales of the Company’s Strategic Brands segment for the three-months ended June 30, 2020. The COVID-19 pandemic impact was more pronounced in the Strategic Brands segment, particularly in EMEA, as the Company’s larger revenue generating countries for this segment experienced extended lockdowns. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of $1.4 million for the 2020 second quarter.

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Monster Beverage Corporation

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Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly-owned subsidiary of the Company, sold to independent third party customers (the “AFF Third-Party Products”), were $6.6 million for the 2020 second quarter, compared with $5.8 million in the 2019 second quarter.

Net sales to customers outside the United States amounted to $328.3 million in the 2020 second quarter, versus $343.3 million in the 2019 second quarter. Such sales were approximately 30 percent of total net sales in the 2020 second quarter, compared with 31 percent in the 2019 second quarter. The COVID-19 pandemic had a material adverse impact on net sales to customers outside the United States, primarily in EMEA, for the 2020 second quarter.

Gross profit, as a percentage of net sales, for the 2020 second quarter was 60.3 percent, compared with 59.9 percent in the 2019 second quarter.

Operating expenses for the 2020 second quarter were $252.2 million, compared with $282.3 million in the 2019 second quarter. The decrease in operating expenses was primarily due to decreased expenditures of $19.8 million for sponsorship and endorsements and decreased expenditures of $10.1 million for travel and entertainment, each largely as a consequence of the COVID-19 pandemic. The costs for certain postponed or rescheduled events have been, or may be, deferred to future periods. Due to the uncertainty surrounding the COVID-19 pandemic, the Company is unable to estimate in which future periods, if any, such deferred sponsorship and endorsement costs will be recognized.

Distribution costs as a percentage of net sales were 3.6 percent for the 2020 second quarter, compared with 3.4 percent in the 2019 second quarter.

Selling expenses as a percentage of net sales for the 2020 second quarter were 8.8 percent, compared with 11.2 percent in the 2019 second quarter, primarily as a result of the reduction in sponsorship and endorsement costs referred to above.

General and administrative expenses for the 2020 second quarter were $116.8 million, or 10.7 percent of net sales, compared with $120.8 million, or 10.9 percent of net sales, for the 2019 second quarter. Stock-based compensation (a non-cash item) was $15.9 million for the second quarter of 2020, compared with $15.6 million in the 2019 second quarter.

Operating income for the 2020 second quarter increased to $407.3 million, from $379.0 million in the 2019 second quarter.

The effective tax rate for the 2020 second quarter was 23.2 percent, compared with 23.4 percent in the 2019 second quarter.

Net income for the 2020 second quarter increased 6.5 percent to $311.4 million, from $292.5 million in the 2019 second quarter. Net income per diluted share for the 2020 second quarter increased 9.9 percent to $0.59, from $0.53 in the second quarter of 2019.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We remain pleased with our performance in the second quarter. EMEA sales were more impacted in the quarter, and especially so in our Strategic Brands, but overall, we are experiencing sequential improvements each month. Our supply chain remains intact, and we are continuing to service our customers.

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Monster Beverage Corporation

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“According to Nielsen, the energy drinks category continues to grow in many countries, including the United States.

“Now that certain countries and states are gradually reopening, our teams are working to ensure the implementation of our 2020 product innovation launches, which were disrupted due to the COVID-19 pandemic. We have a robust innovation plan for the remainder of 2020.

“Internationally during the quarter, we added various Monster Energy® brand energy drinks, and Reign Total Body Fuel® high performance energy drinks to our portfolio in a number of countries. Monster Energy® Dragon Tea was launched in China in April 2020. We launched our affordable energy products, Fury® Gold Strike in Honduras and Predator® Gold Strike in Nigeria in the quarter.

“Our thoughts and prayers are with all who have been impacted by this terrible virus and we wish them all a very speedy recovery,” Sacks added.

2020 Six-Months Results

Net sales for the six-months ended June 30, 2020 increased 5.2 percent to $2.16 billion, from $2.05 billion in the comparable period last year.  Gross sales for the six-months ended June 30, 2020 increased 5.6 percent to $2.51 billion, from $2.38 billion in the comparable period last year.

Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the six-months ended June 30, 2020 of $28.6 million and $32.8 million, respectively.

Gross profit, as a percentage of net sales, for the six-months ended June 30, 2020 was 60.1 percent, compared with 60.2 percent in the comparable period last year.

Operating expenses for the six-months ended June 30, 2020 were $524.4 million, compared with $544.4 million in the comparable period last year. The decrease in operating expenses was primarily due to decreased expenditures of $24.2 million for sponsorship and endorsements and decreased expenditures of $10.4 million for travel and entertainment due, in part, to the COVID-19 pandemic as well as decreased expenditures of $10.8 million related to the costs associated with distributor terminations.

Operating income for the six-months ended June 30, 2020 increased to $772.3 million, from $690.5 million in the comparable period last year.

The effective tax rate was 23.5 percent for the six-months ended June 30, 2020, versus 20.4 percent for the same period last year.

Net income for the six-months ended June 30, 2020 increased 6.5 percent to $590.2 million, from $554.0 million in the corresponding period last year.  Net income per diluted share for the six-months ended June 30, 2020 increased 9.0 percent to $1.10, from $1.01 in the comparable period last year.

Share Repurchase Program

During the 2020 second quarter, the Company purchased approximately 0.3 million shares of its common stock at an average purchase price of $52.88 per share, for a total amount of $15.6 million (excluding broker commissions).

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Monster Beverage Corporation

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As of August 4, 2020, approximately $441.5 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, August 4, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated tea + energy drinks, Muscle Monster® non-carbonated energy shakes, Monster Hydro® non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Tea® non-carbonated energy teas, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

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Monster Beverage Corporation

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The following table reconciles the non-GAAP financial measure of gross sales with the most directly comparable GAAP financial measure of net sales (in thousands):

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2020	2019	2020	2019
Gross sales, net of discounts and returns	$1,274,277	$1,286,436	$2,510,337	$2,376,862
Less: Promotional and other allowances	180,381	182,391	354,344	326,825
Net Sales	$1,093,896	$1,104,045	$2,155,993	$2,050,037

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic as well as measures being taken or that may be taken in the future by governments, and consequently, businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; the global slowing of growth and/or decline in sales of energy drinks including the convenience and gas channel (which is our largest channel), resulting from deteriorating economic conditions and financial uncertainties due to the COVID-19 pandemic; our ability to recognize benefits from The Coca-Cola Company (TCCC) transaction; our extensive commercial arrangements with TCCC and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the impact of TCCC bottlers/distributors distributing Coca-Cola brand energy drinks; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel® high performance energy drinks; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; our ability to introduce and increase sales of both existing and new products, and the impact of the COVID-19 pandemic on our innovation plans; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, water usage, environmental impact, human rights and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; the effects of retailer consolidation on our business and our ability to successfully adapt to the rapidly changing retail landscape; our ability to successfully adapt to the changing landscape of advertising, marketing, promotional, sponsorship and endorsement opportunities created by the COVID-19 pandemic; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2019, and our quarterly report on Form 10-Q for the quarter ended March 31, 2020. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2020 AND 2019

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales¹	$1,093,896	$1,104,045	$2,155,993	$2,050,037

Cost of sales	434,427	442,762	859,329	815,221

Gross profit¹	659,469	661,283	1,296,664	1,234,816
Gross profit as a percentage of net sales	60.3%	59.9%	60.1%	60.2%

Operating expenses²	252,205	282,293	524,412	544,364
Operating expenses as a percentage of net sales	23.1%	25.6%	24.3%	26.6%

Operating income¹,²	407,264	378,990	772,252	690,452
Operating income as a percentage of net sales	37.2%	34.3%	35.8%	33.7%

Interest and other (expense) income, net	(1,796)	2,973	(923)	5,714

Income before provision for income taxes¹,²	405,468	381,963	771,329	696,166

Provision for income taxes	94,099	89,490	181,125	142,208
Income taxes as a percentage of income before taxes	23.2%	23.4%	23.5%	20.4%

Net income¹,²	$311,369	$292,473	$590,204	$553,958
Net income as a percentage of net sales	28.5%	26.5%	27.4%	27.0%

Net income per common share:
Basic	$0.59	$0.54	$1.11	$1.02
Diluted	$0.59	$0.53	$1.10	$1.01

Weighted average number of shares of common stock and common stock equivalents:
Basic	526,911	544,156	531,486	543,466
Diluted	531,191	548,218	535,897	548,299

Case sales (in thousands) (in 192-ounce case equivalents)	116,960	119,595	232,559	220,879
Average net sales per case[3]	$9.30	$9.18	$9.22	$9.23

¹Includes $10.5 million and $10.6 million for the three-months ended June 30, 2020 and 2019, respectively, related to the recognition of deferred revenue. Includes $21.1 million and $24.8 million for the six-months ended June 30, 2020 and 2019, respectively, related to the recognition of deferred revenue.

²Includes $0.2 million and $0.3 million for the three-months ended June 30, 2020 and 2019, respectively, related to distributor termination costs. Includes $0.2 million and $11.0 million for the six-months ended June 30, 2020 and 2019, respectively, related to distributor termination costs.

3Excludes Other segment net sales of $6.6 million and $5.8 million for the three-months ended June 30, 2020 and 2019, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Other segment net sales of $11.7 million and $11.1 million for the six-months ended June 30, 2020 and 2019, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2020 AND DECEMBER 31, 2019

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$921,326	$797,957
Short-term investments	250,753	533,063
Accounts receivable, net	760,433	540,330
Inventories	340,536	360,731
Prepaid expenses and other current assets	78,425	54,868
Prepaid income taxes	19,977	29,360
Total current assets	2,371,450	2,316,309

INVESTMENTS	2,077	12,905
PROPERTY AND EQUIPMENT, net	301,946	298,640
DEFERRED INCOME TAXES	84,777	84,777
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,055,544	1,052,105
OTHER ASSETS	46,376	53,973
Total Assets	$5,193,813	$5,150,352

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$261,969	$274,045
Accrued liabilities	142,848	114,075
Accrued promotional allowances	167,011	166,761
Deferred revenue	44,894	44,237
Accrued compensation	35,646	47,262
Income taxes payable	22,497	14,717
Total current liabilities	674,865	661,097

DEFERRED REVENUE	272,926	287,469

OTHER LIABILITIES	24,482	30,505

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 637,924 shares issued and 527,361 shares outstanding as of June 30, 2020; 636,460 shares issued and 536,698 shares outstanding as of December 31, 2019	3,190	3,182
Additional paid-in capital	4,474,379	4,397,511
Retained earnings	5,612,684	5,022,480
Accumulated other comprehensive loss	(53,438)	(32,387)
Common stock in treasury, at cost; 110,563 and 99,762 shares as of June 30, 2020 and December 31, 2019, respectively	(5,815,275)	(5,219,505)
Total stockholders' equity	4,221,540	4,171,281
Total Liabilities and Stockholders’ Equity	$5,193,813	$5,150,352